FOR IMMEDIATE RELEASE

CORE LAB REPORTS Q1 2015 EPS OF $0.86, EX-ITEMS;
RECORD Q1 FCF TOPS $72 MILLION;
SHARE COUNT FALLS BELOW 44 MILLION, A NEW 17-YEAR LOW

AMSTERDAM (22 April 2015) - Core Laboratories N.V. (NYSE: "CLB US")(Euronext Amsterdam: "CLB NA") reported first quarter 2015 earnings per diluted share (“EPS”) of $0.86, excluding items (“ex-items”) which are primarily employee severance costs and are referenced in the non-GAAP reconciliation included in this release. First quarter 2015 net income, ex-items, totaled $37,500,000, while revenue was $213,600,000, down 19% from first quarter 2014 levels. Year-over-year first quarter revenue was negatively affected by approximately $8,500,000, or 4%, in foreign currency exchange rate changes versus the U.S. dollar. Operating income, ex-items, was $50,700,000, yielding operating margins of 24%.

Free cash flow ("FCF"), defined as cash from operations less capital expenditures, for the first quarter of 2015 topped $72,700,000, the most ever in any first quarter in Company history. Core converted 34 cents of every revenue dollar into free cash, the highest conversion rate for all major oilfield service companies. Core used the cash and borrowings under its revolving credit facility to pay approximately $23,900,000 in quarterly dividends and to repurchase over 683,000 shares of Core’s common stock for $72,900,000, or approximately $106.69 per share, reducing the Company's outstanding share count to a new 17-year low. During the quarter, Core returned over $96,800,000 to its shareholders, equaling approximately $2.25 per common share.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest in its oilfield services Comp Group. Moreover, the Company has the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

As discussed in Core’s fourth quarter 2014 earnings call, there have been sharp decreases in revenue and earnings that are tied directly to significant decreases in activity levels, primarily in North America. Therefore, Core has continued its cost-reduction program, focusing mainly on Canadian and U.S. operations and international areas where activity levels have been weak, or are projected to be weak for an extended period. The associated expenses to appropriately size our cost structure have been incurred in the first quarter, reducing expense levels with incremental savings to be realized in the later quarters of 2015.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude items referenced in the non-GAAP reconciliation.

Reservoir Description

Reservoir Description operations, which focus primarily on international markets, reported first quarter 2015 revenue of $121,800,000, down only 3% from the year-earlier quarter. However, using year-ago U.S. dollar exchange rates versus the Canadian and Australian dollars, Russian ruble, British pound sterling, and European euro, year-over-year first quarter 2015 revenue for Reservoir Description would have been up an additional $7,400,000; which would have resulted in revenue for the first quarter 2015 being higher than the previous year by over 3%. Operating income for the quarter was $32,400,000, yielding operating margins of 27%, down only 160 basis points from the record first quarter operating margins posted in 2014. Similar strength in operating margins for Reservoir Description operations occurred in 2009 after the downturn in activity levels in 2008 indicating the mission critical nature of -- and the value created for operating companies by -- using cutting-edge technologies delivered by Core’s Reservoir Description operations.

Reservoir Description’s relative strength, in an international market expected to be down in activity levels in 2015 by 10% to 15%, is directly tied to the segment’s focus on producing oil fields in the international arena. The Company’s industry-leading reservoir fluids phase-behavior technologies and services optimize daily production from an operating perspective, not just relating to the initiation of new capital projects. The growth in the importance of reservoir fluids phase-behavior technologies to enhance base production, in addition to the initiation of new capital projects, is causing the structural expansion in this service line.

Internationally, Core continues to work on large-scale, long-term crude-oil and LNG developments. Projects in the South Atlantic margins include deepwater developments off South America and West Africa that will generate many billions of dollars of oil company revenue. Offshore East Africa remains active, with large-scale LNG developments in the planning stages. Although work in northern Iraq has been significantly reduced, projects continue in legacy fields in southern Iraq. Several large-scale enhanced oil recovery projects continue in Kuwait, the Emirates, Oman, and Saudi Arabia. Also in Saudi Arabia, Core continues to provide technical input for three large, unconventional, natural-gas developments.

Core’s reservoir fluids phase-behavior business continues to structurally expand worldwide, with activity levels at new highs in the North Sea, West Africa, the Middle East, and the U.S. - especially in the deepwater Gulf of Mexico (“GOM”). Reservoir fluids phase-behavior technologies are used to analyze the crude oil, natural gases, and water that are present in petroleum reservoirs. By measuring phase behaviors at various pressure, volume, and temperature (“PVT”) levels, Core develops data sets that are used to determine hydrocarbon reserves, predict reservoir performance, and maximize daily production and ultimate hydrocarbon recovery rates.

PVT properties studied include bubble-point pressures, compositional characterizations, formation volume factors, viscosities, and gas-to-oil ratios. Core’s data sets are used to optimize production streams and enhance oil recovery techniques, especially in unconventional reservoirs, where they maximize the economic return on investment for the Company’s clients. Low commodity prices increase the need for, and value of, reservoir fluids phase-behavior data.

Reservoir fluids phase-behavior data sets are mission-critical for all complex reservoirs currently under production, including deepwater developments, given the high investment levels and the need to maximize the client’s ROIC. This is especially the case in the deepwater GOM. Core is the only oilfield service company that can generate PVT data sets from reservoir fluids measured at pressures greater than 20,000 pounds per square inch (“PSI”), which generally occur in reservoirs at depths greater than 20,000 feet. Most deepwater reservoirs around the world are at formation depths greater than 20,000 feet, as is the case in the GOM. The Company is currently developing PVT instrumentation to measure pressures to 30,000 PSI, ensuring the continued structural market expansion and growth driven by Core’s unique position of technological leadership. In addition, Core remains committed to its worldwide environmental leadership by providing reservoir fluids data sets from automated high-pressure, mercury-free PVT testing systems.

Production Enhancement

Production Enhancement operations, largely focused on North American unconventional reservoir developments, reported first quarter 2015 revenue of $75,100,000, down 32% from the year-earlier quarter, with operating income of $13,400,000, down 65% from first quarter 2014 levels. Operating margins were 18%, the highest reported margin for any other company's North American activity to-date this quarter. The rapid contraction of the North American rig count, plus the increasing number of drilled but uncompleted wells, precipitated the significantly lower year-over-year first quarter results for Production Enhancement.

Entering the second quarter of 2015, Production Enhancement is becoming more active in recompletions and refracs of existing unconventional wells. Refracturing older wells to contact new reservoir rock yields a high return on investment if an effective recompletion design can be identified. By combining its proprietary SpectraStimTM, SpectraScan®, FlowProfilerTM, and Completion Profiler® diagnostic services, Core Laboratories provides one of the only means of optimizing and determining the success of the various refrac strategies.

Diversion technologies are one of the refrac strategies evaluated by Core’s diagnostic services. Diversion is critical to a refrac because the goal of a refrac is to divert the hydraulic fracturing fluids and proppant into new, unstimulated sections of the producing formation.

Core’s technologies are playing an essential role in the early stages of the industry’s refrac efforts, and the Company’s diagnostics are key to determining the best strategy to apply. Core’s role in determining the successful design of refracs is evident in Society of Petroleum Engineers (“SPE”) technical literature and other industry publications that Core Lab personnel have authored, co-authored or in which its technologies have been cited. These publications include an SPE paper co-authored by Core, Schlumberger, and the BG Group; an SPE paper written by Pioneer Natural Resources; and recent articles published in the Journal of Petroleum Technology.

Older wells have been completed using many different strategies in various formations, meaning the best refrac strategy will have to be determined on a case-by-case basis.  Diagnostics will be required to determine the optimal refrac design for the various scenarios. There are many variables that can be adjusted to improve the success of a refrac, such as injection rate, fluid type, proppant type, proppant concentration, and perforating design. Core Lab technologies such as HTD-BlastTM perforating systems, SUPER HERO® charges, and the KODIAK Enhanced Perforating SystemTM provide clients with opportunities to combine technologies to optimize their refrac designs based on the specific variables and requirements of each well. As each variable is studied, it can be optimized utilizing Core’s diagnostic services.

Core Lab’s HTD-Blast system sales in the first quarter of 2015 reflect the shift to refrac operations. Core’s patented system can be used to perforate new intervals in existing wells, whereas conventional plug-and-perf operations cannot be deployed when there are already open perforations in a well. Emerging refrac designs using Core’s HTD-Blast system allow conveyance on coiled tubing with adjustable time-delayed firings in new zones targeted for stimulation.

Reservoir Management

Reservoir Management operations posted first quarter 2015 revenues of $16,700,000, down from near-record first quarter revenues of $27,400,000 in 2014. Operating income was $4,300,000, yielding margins of 25%. Because most of Reservoir Management's joint-industry projects are discretionary purchases by operating companies, revenue and operating income showed sharp decreases. Contributing to a difficult year-over-year comparison was $8,000,000 of first quarter 2014 revenue directly related to Canadian oil-sand projects that ended in that quarter. Core will continue to develop products and initiate studies to add value to our clients’ hydrocarbon developments.

In North America, Reservoir Management added new members to Core’s highly successful, joint-industry project focused on the reservoir characterization, fracture stimulation, and production performance of the East Texas "Eaglebine" play. Over 125 representatives from the 13 member companies attended the workshop and seminar held in the quarter. Interest has also remained high for the Utica-Pt. Pleasant project in the Appalachian Basin, which now has 21 members. This play took on new life after prolific natural-gas wells -- with initial production rates of 20- to 60-million cubic feet of natural gas per day -- were reported in Pennsylvania and West Virginia. Projections from regional mapping into Pennsylvania led several companies to test areas underlying the Marcellus Shale.

Several new lengthy cores have been contributed to Core’s Permian Basin projects and are being analyzed. This brings the total number of cored wells in the Permian projects to over 140. Reservoir Management also continued work in the unconventional Duvernay, Montney, and Wilrich projects in Canada.

Internationally, Reservoir Management also completed the first phase of its Central Atlantic Margin Regional Geological and Petrophysical Joint-Industry Study. The study encompasses Senegal, Gambia, and the offshore AGC Profond block. Industry interest in the area is growing following discoveries drilled in 2014, and several new participants were added in the first quarter 2015. Core further extended its portfolio in the Central Atlantic with the launch of a new joint-industry project in Suriname. It is anticipated that this will extend into Guyana during the second quarter. The Central Atlantic remains a focus area for the industry and Core Lab, with projects from Senegal to Cote D’Ivoire.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the first quarter of 2015, Core Laboratories generated $79,600,000 of cash from operating activities and had capital expenditures of $6,900,000, yielding $72,700,000 in FCF, the most for any first quarter in Core Lab history. This record level of FCF demonstrates Core’s continued focus on managing its working capital and items it can control in the marketplace. During the quarter, Core converted 34 cents of every revenue dollar into FCF, the highest percentage of all major oilfield services companies.

Core's FCF in the first quarter of 2015 along with borrowings under the Company’s revolving credit facility, were used to pay approximately $23,900,000 in cash dividends and to repurchase over 683,000 shares for approximately $72,900,000. Core's outstanding diluted share count of 43,466,000 shares stands at its lowest level in 17 years. In all, Core has reduced its diluted share count by approximately 48%, or 40,622,000 shares, and has returned over $2.1 billion to its shareholders -- over $48 per diluted share -- through diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 12 years ago.

On 12 January 2015, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the first quarter of 2015. This amount represented a 10% increase over the quarterly dividends of $0.50 per share paid in 2014, and if paid each quarter of 2015, that would equal a payout of $2.20 per share of common stock. The first quarter 2015 dividend was paid on 20 February 2015 to shareholders of record on 23 January 2015. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 13 April 2015, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the second quarter of 2015. The quarterly $0.55-per-share cash dividend will be payable on Friday, 22 May 2015, to shareholders of record on Friday, 24 April 2015. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a ROIC in the top decile of the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Comp Group. According to the latest financial information from Bloomberg, Core Laboratories' ROIC is the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, CARBO Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group. Core will update its ROIC compared with the oilfield services sector for the first quarter of 2015 in its second quarter 2015 earnings release.

Industry Outlook and Second Quarter 2015 Revenue and EPS Guidance

The balancing of worldwide crude-oil markets is well underway. U.S. production is starting to decline in the second quarter of 2015, and the most recent International Energy Agency estimates project worldwide demand to increase in 2015 by 1,100,000 barrels of oil per day (“BOPD”) in response to low commodity prices. Core now believes that U.S. supply growth will roll over in May or June of 2015 and that year-over-year crude-oil production will be flat-to-down. As a lead example of the severity of production decline curves for unconventional oil reserves, Bakken production has already fallen by 50,000 BOPD during the first two months of 2015, or by over 4%. The Bakken requires approximately 115 new well completions per month to avoid production declines; and only 42 new Bakken well completions occurred in February of 2015, whereas new Bakken well completions averaged over 160 per month in 2014. Therefore, at current activity levels, U.S. production could fall significantly in 2015 and 2016, while worldwide oil production continues to stagnate or decrease slightly because recent international production gains may not be sustainable over the long term.

Core continues to project North American and international activity levels to decline in the second quarter of 2015. Therefore, the Company projects that second quarter revenue will range between $192,000,000 and $202,000,000, with EPS ranging between $0.76 and $0.81. FCF for the second quarter 2015 is expected to exceed $60,000,000, significantly greater than projected net income.

All operational guidance excludes any foreign currency translations and any shares that may be repurchased, other than those already disclosed, and assumes an effective tax rate of 22.5%.

Core’s view for the remainder of the year continues to be constructive, yet uncertain, while the Company's customers are prioritizing operating plans for conducting their activities in this environment. Consequently, Core is not able to provide quantitative guidance for the remainder of the year at this time, although from a qualitative perspective, the Company’s sense is that industry activity levels will flatten in the third and fourth quarters of 2015, with a V-shaped recovery in activity levels starting in the first quarter of 2016.

The Company has scheduled a conference call to discuss Core's first quarter 2015 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 23 April 2015.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2014 Form 10-K filed on 17 February 2015, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	31 Mar 2015	31 Mar 2014	31 Dec 2014	vs Q1-14	vs Q4-14
REVENUE	$213,643	$262,903	$278,622	(18.7)%	(23.3)%

OPERATING EXPENSES:
Costs of services and sales	144,274	161,669	168,517	(10.8)%	(14.4)%
General and administrative expenses	12,674	10,519	11,672	20.5%	8.6%
Depreciation and amortization	6,566	6,633	6,900	(1.0)%	(4.8)%
Other (income) expense, net	322	1,255	1,084	(74.3)%	(70.3)%
Severance and other charges	7,090	—	—	NM	NM
Total operating expenses	170,926	180,076	188,173	(5.1)%	(9.2)%

OPERATING INCOME	42,717	82,827	90,449	(48.4)%	(52.8)%
Interest expense	2,403	2,363	2,882	1.7%	(16.6)%
Income before income tax expense	40,314	80,464	87,567	(49.9)%	(54.0)%
Income tax expense	9,272	19,311	20,841	(52.0)%	(55.5)%
Net income	31,042	61,153	66,726	(49.2)%	(53.5)%
Net income attributable to non-controlling interest	(357)	89	537	NM	NM
Net income attributable to Core Laboratories N.V.	$31,399	$61,064	$66,189	(48.6)%	(52.6)%

Diluted Earnings Per Share:	$0.72	$1.35	$1.51	(46.7)%	(52.3)%

Weighted Avg Diluted Common Shares Outstanding	43,466	45,182	43,927	(3.8)%	(1.0)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$121,759	$125,256	$131,749	(2.8)%	(7.6)%
Production Enhancement	75,145	110,280	124,143	(31.9)%	(39.5)%
Reservoir Management	16,739	27,367	22,730	(38.8)%	(26.4)%
Total	$213,643	$262,903	$278,622	(18.7)%	(23.3)%

Operating income:
Reservoir Description	$28,530	$34,853	$37,052	(18.1)%	(23.0)%
Production Enhancement	9,923	37,202	44,607	(73.3)%	(77.8)%
Reservoir Management	3,866	10,474	9,399	(63.1)%	(58.9)%
Corporate and other	398	298	(609)	NM	NM
Total	$42,717	$82,827	$90,449	(48.4)%	(52.8)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	31 Mar 2015	31 Dec 2014	% Variance
	(Unaudited)
Cash and Cash Equivalents	$19,137	$23,350	(18.0)%
Accounts Receivable, net	158,861	197,163	(19.4)%
Inventory	49,169	43,371	13.4%
Other Current Assets	29,561	37,936	(22.1)%
Total Current Assets	256,728	301,820	(14.9)%

Property, Plant and Equipment, net	147,961	149,014	(0.7)%
Intangibles, Goodwill and Other Long Term Assets, net	225,319	224,819	0.2%
Total Assets	$630,008	$675,653	(6.8)%

LIABILITIES AND EQUITY:

Accounts Payable	50,998	47,084	8.3%
Other Current Liabilities	80,528	84,782	(5.0)%
Total Current Liabilities	131,526	131,866	(0.3)%

Long-Term Debt & Lease Obligations	373,000	356,000	4.8%
Other Long-Term Liabilities	92,937	93,794	(0.9)%

Total Equity	32,545	93,993	(65.4)%
Total Liabilities and Equity	$630,008	$675,653	(6.8)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Three Months Ended
31 Mar 2015
CASH FLOWS FROM OPERATING ACTIVITIES	$79,578

CASH FLOWS FROM INVESTING ACTIVITIES	(6,976)

CASH FLOWS FROM FINANCING ACTIVITIES	(76,815)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,213)
CASH AND CASH EQUIVALENTS, beginning of period	23,350
CASH AND CASH EQUIVALENTS, end of period	$19,137

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

Three Months Ended
31 Mar 2015
Operating income	$42,717
Severance and other charges	7,090
Foreign exchange losses	843
Operating income excluding specific items	$50,650

	Three Months Ended 31 March 2015
	Reservoir Description	Production Enhancement	Reservoir Management
Operating income	$28,530	$9,923	$3,866
Severance and other charges	4,251	2,528	177
Foreign exchange losses	(337)	963	217
Operating income excluding specific items	$32,444	$13,414	$4,260

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
31 Mar 2015
Net income	$31,399
Severance and other charges (net of tax)	5,459
Foreign exchange losses (net of tax)	649
Net income excluding specific items	$37,507

Reconciliation of Earnings Per Diluted Share
(Unaudited)

Three Months Ended
31 Mar 2015
Earnings per diluted share	$0.72
Severance and other charges (net of tax)	0.13
Foreign exchange losses (net of tax)	0.01
Earnings per diluted share excluding specific items	$0.86

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

Three Months Ended
31 Mar 2015
Net cash provided by operating activities	$79,578
Capital expenditures	(6,869)
Free cash flow	$72,709

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